Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Superconductor Technologies Inc. of our report dated February 15, 2002 relating to the financial statements and financial statement schedule of Conductus, Inc., which appears in the Registration Statement on Form S-4 (No. 333-100908) of Superconductor Technologies Inc.

/s/ PricewaterhouseCoopers LLP

San Jose, California
December 20, 2002